EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of SYSCO Corporation for the registration of $1,000,000,000 in debt securities and to the incorporation by reference therein of our reports dated August 27, 2007, with respect to the consolidated financial statements and financial statement schedule of SYSCO Corporation, and the effectiveness of internal control over financial reporting of SYSCO Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
February 5, 2008